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ENERGY FACTOR PERSPECTIVES POST

Why ExxonMobil Supports Carbon Pricing

By Darren Woods

March 29, 2021

The recent steps by the American Petroleum Institute (API) to support a carbon price will contribute to advancing a lower-carbon future. For some time, we have been encouraging trade associations to support a price on carbon and promote actions that enable the goals of the Paris Agreement. We encourage Congress to adopt this market-based, national policy solution.

To better understand the steps needed to help realize a lower-carbon future, it’s helpful to begin with some important context: the world’s growing need for energy.

Underpinning future energy demand is economic growth driven by an increasing population and growing prosperity. The continuing demand for our products is concentrated in three growing sectors: power generation, industrial, and commercial transportation.

Today, there is a lack of lower-emission alternatives to adequately meet the many needs in these sectors, which together account for 80 percent of global energy-related CO2 emissions. We have spent decades researching new technologies to address this challenge, and recently created a new business, ExxonMobil Low Carbon Solutions, to commercialize key technologies from our extensive research and development portfolio.

For example, ExxonMobil Low Carbon Solutions is advancing plans for more than 20 new carbon capture and storage (CCS) opportunities around the world to enable large-scale emission reductions, building upon a Carbon Capture Venture we began in 2018.

We’re the global leader in carbon capture and have captured more than 40 percent of all the world’s captured anthropogenic CO2. ExxonMobil was the first company in the world to capture more than 120 million tonnes of CO2, equivalent to the annual emissions of more than 25 million cars.

We’ll also leverage ExxonMobil’s significant experience in the production of hydrogen which, when coupled with CCS, is likely to play a critical role in a lower-carbon energy system. Other low-carbon technology focus areas in our portfolio will be added as they mature to commercialization. We’re planning to invest $3 billion on lower-emission energy solutions through 2025 on top of $10 billion we’ve spent over the past two decades.

In other emission-reduction efforts, we are working to find new and better ways to monitor and reduce methane emissions, including via a collaboration with universities, environmental groups, and other industry partners. In 2019, we reduced our methane emissions nearly 18 percent across our U.S. unconventional operations, compared to 2016, when the Paris Agreement was signed.

Overall, our operated greenhouse gas emissions went down by 6 percent from 2016 to 2019, and we’ve laid out plans for further reductions by 2025.

While we will continue to advance these plans, there is also a clear role for government—which brings us back to policy.

Durable, predictable, and cost-effective policies will be required to develop and deploy multiple needed low-carbon technologies at scale. Carbon pricing would send a clear signal through the market, creating incentives to reduce emissions. Such a signal will also incentivize and coordinate the research, investment, and technology development that is needed to bring about key solutions.

Putting a price on carbon will allow policymakers to eliminate the inefficient patchwork of regulations that is broadly recognized to be more expensive. Through the current approach, policymakers are putting a very high, but hidden, price on carbon that people can’t see and are unaware they are paying. An explicit price on carbon would be transparent, incentivize behavior to reduce emissions, allow the market to function efficiently, and stimulate the cross-sector opportunities needed to uncover the largest emission reduction opportunities at the lowest cost.

API now joins major trade groups representing diverse industries in publicly backing carbon pricing. Collectively, they echo a report released last August in which the International Energy Agency noted, “Carbon pricing, in particular, is a useful tool to guide investment decisions, especially those that will have long-term impacts on future emissions.”

The Climate Leadership Council (CLC), of which ExxonMobil is a founding member, is similarly calling for the adoption of a carbon fee. As noted by the CLC, the Council’s bipartisan plan could cut U.S. COâ,, emissions in half by 2035, as compared to 2005 levels.

As the world increasingly focuses on addressing the biggest emissions challenges, a price on carbon is an important policy component that can aid in solving these challenges. We look forward to continuing our work with stakeholders to help move an effective policy solution forward.

Read more about ExxonMobil’s climate strategy and our engagements on related policies in our Energy & Carbon Summary.

Darren Woods is ExxonMobil’s chairman and chief executive officer

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Important Additional Information Regarding Proxy Solicitation This website contains information on a variety of different topics that may be of interest to shareholders, some of which may be related to the Company’s solicitation materials. CLICK HERE FOR MORE INFORMATION. Top of Form When autocomplete results are available use up and down arrows to review and enter to go to the desired page. Touch device users, explore by touch or with swipe gestures. Bottom of Form POPULAR SEARCHES natural gas methane ccs biofuels LATEST NEWS PROJECTS REDUCING EMISSIONS ENERGY INNOVATION INSIGHTS LATEST NEWS PROJECTS REDUCING EMISSIONS ENERGY INNOVATION INSIGHTS FOLLOW US SUBSCRIBE Share on Facebook Share on Twitter Share on Linkedin Send email Copy Link PERSPECTIVES BLOG Why ExxonMobil supports carbon pricing Darren Woods 03.29.2021 The recent steps by the American Petroleum Institute (API) to support a carbon price will contribute to advancing a lower-carbon future. For some time, we have been encouraging trade associations to support a price on carbon and promote actions that enable the goals of the Paris Agreement. We encourage Congress to adopt this market-based, national policy solution. To better understand the steps needed to help realize a lower-carbon future, it’s helpful to begin with some important context: the world’s growing need for energy. Underpinning future energy demand is economic growth driven by an increasing population and growing prosperity. The continuing demand for our products is concentrated in three growing sectors: power generation, industrial, and commercial transportation. Today, there is a lack of lower-emission alternatives to adequately meet the many needs in these sectors, which together account for 80 percent of global energy-related CO2 emissions. We have spent decades researching new technologies to address this challenge, and recently created a new business, ExxonMobil Low Carbon Solutions, to commercialize key technologies from our extensive research and development portfolio. For example, ExxonMobil Low Carbon Solutions is advancing plans for more than 20 new carbon capture and storage (CCS) opportunities around the world to enable large-scale emission reductions, building upon a Carbon Capture Venture we began in 2018. We’re the global leader in carbon capture and have captured more than 40 percent of all the world’s captured anthropogenic CO2. ExxonMobil was the first company in the world to capture more than 120 million tonnes of CO2, equivalent to the annual emissions of more than 25 million cars. We’ll also leverage ExxonMobil’s significant experience in the production of hydrogen which, when coupled with CCS, is likely to play a critical role in a lower-carbon energy system. Other low-carbon technology focus areas in our portfolio will be added as they mature to commercialization. We’re planning to invest $3 billion on lower-emission energy solutions through 2025 on top of $10 billion we’ve spent over the past two decades. In other emission-reduction efforts, we are working to find new and better ways to monitor and reduce methane emissions, including via a collaboration with universities, environmental groups, and other industry partners. In 2019, we reduced our methane emissions nearly 18 percent across our U.S. unconventional operations, compared to 2016, when the Paris Agreement was signed. Overall, our operated greenhouse gas emissions went down by 6 percent from 2016 to 2019, and we’ve laid out plans for further reductions by 2025. While we will continue to advance these plans, there is also a clear role for government – which brings us back to policy. Durable, predictable, and cost-effective policies will be required to develop and deploy multiple needed low-carbon technologies at scale. Carbon pricing would send a clear signal through the market, creating incentives to reduce emissions. Such a signal will also incentivize and coordinate the research, investment, and technology development that is needed to bring about key solutions. Putting a price on carbon will allow policymakers to eliminate the inefficient patchwork of regulations that is broadly recognized to be more expensive. Through the current approach, policymakers are putting a very high, but hidden, price on carbon that people can’t see and are unaware they are paying. An explicit price on carbon would be transparent, incentivize behavior to reduce emissions, allow the market to function efficiently, and stimulate the cross-sector opportunities needed to uncover the largest emission reduction opportunities at the lowest cost. API now joins major trade groups representing diverse industries in publicly backing carbon pricing. Collectively, they echo a report released last August in which the International Energy Agency noted, “Carbon pricing, in particular, is a useful tool to guide investment decisions, especially those that will have long-term impacts on future emissions.” The Climate Leadership Council (CLC), of which ExxonMobil is a founding member, is similarly calling for the adoption of a carbon fee. As noted by the CLC, the Council’s bipartisan plan could cut U.S. CO2 emissions in half by 2035, as compared to 2005 levels. As the world increasingly focuses on addressing the biggest emissions challenges, a price on carbon is an important policy component that can aid in solving these challenges. We look forward to continuing our work with stakeholders to help move an effective policy solution forward. Read more about ExxonMobil’s climate strategy and our engagements on related policies in our Energy & Carbon Summary. Darren Woods is ExxonMobil’s Chairman and CEO. TAGS CARBON TAX CCS ENERGY & CARBON SUMMARY PARIS AGREEMENT Share on Facebook Share on Twitter Share on Linkedin Send email Copy Link EXPLORE MORE

ENERGY FACTOR NEWSLETTER
EF Newsletter Copy (220-250 characters)	The recent steps by the American Petroleum Institute (API) to support a carbon price will contribute to advancing a lower-carbon future. We have been encouraging trade associations to support a price on carbon.

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Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

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